Exhibit (g)(1)(K)
EXHIBIT 1
CUSTODIAN SERVICES AGREEMENT
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Floating Rate Loan Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Small-Cap Growth Fund
PL International Value Fund
PL Large-Cap Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
(formerly called Mid-Cap Value)
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
Effective: July 1, 2008
AGREED TO & ACCEPTED BY:
PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith, III

Name:	Edward A. Smith III
Title:	Vice President & Senior Director